CHARTWELL INVESTMENT PARTNERS

Proxy Voting Policies and Procedures

Adopted April 11, 1997

As Amended July 15, 2020

Purpose. Chartwell Investment Partners (“Chartwell”) has adopted these Proxy Voting Policies and Procedures (“Policies”) to seek to ensure that it exercises voting authority on behalf of Chartwell clients in a manner consistent with the best interests of each client and its agreement with the client.

Scope. These Policies apply where clients have delegated the authority and responsibility to Chartwell to decide how to vote proxies. Chartwell does not accept or retain authority to vote proxies in accordance with individual client guidelines with the exception of those clients who wish their proxies voted in accordance with Taft-Hartley Proxy Voting Guidelines and who have instructed Chartwell to do so. In addition, Clients who wish to instruct Chartwell not to vote in accordance with AFL-CIO Key Vote Survey recommendations, as described below, retain that authority. Clients who wish to arrange to vote proxies in accordance with their own guidelines may elect to do so at any time by notifying Chartwell. Chartwell generally will follow these Policies if asked to make recommendations about proxy voting to clients who request that advice but have not delegated proxy voting responsibility to Chartwell.

Guiding Principles. Chartwell believes that voting proxies in the best interests of each client means making a judgment as to what voting decision is most likely to contribute to positive long-term performance of the companies the client is an investor and casting votes accordingly. Chartwell recognizes the growing view among investors that not only is the concern for economic returns to shareholders and good corporate governance, but also with ensuring corporate activities and practices are aligned with the broader objectives of society. With this in mind, Chartwell subscribes to Sustainability Proxy Voting Guidelines. Sustainability or environmental, social, and corporate governance (ESG) factors enhance investment making decisions in order to have a more comprehensive understanding of the overall risk profile of the companies in which we invest while simultaneously contributing to positive environmental or social impact. For these reasons, the following guidelines will govern Chartwell’s proxy voting decisions.

Use of Independent Proxy Voting Service. Chartwell has retained ISS, an independent proxy voting service, to assist it in analyzing specific proxy votes with respect to securities held by Chartwell clients and to handle the mechanical aspects of casting votes. Historically, Chartwell has placed substantial reliance on ISS’ analyses and recommendations and generally gives instructions to ISS to vote proxies in accordance with ISS’ recommendations, unless Chartwell reaches a different conclusion than ISS about how a particular matter should be voted. ISS’ proxy voting recommendations typically are made available to Chartwell about a week before the proxy must be voted, and are reviewed and monitored by members of the Proxy Voting Committee (and, in certain cases, by Chartwell portfolio managers), with a view to determining whether it is in the best interests of Chartwell’s clients to vote proxies as recommended by ISS, or whether client proxies should be voted on a particular proposal in another manner. In addition, Chartwell generally votes in accordance with AFL-CIO Key Votes Survey, a list of proposals and meetings based on recommendations by the AFL-CIO Office of Investment. To the extent that any of the proxy voting positions stated in these Policies are inconsistent with a Key Vote Survey recommendation, Chartwell will generally vote in accordance with the Key Vote Survey recommendation on all impacted securities unless any client has chosen to instruct Chartwell to refrain from doing so. In that case, Chartwell will vote the client’s securities position in accordance with these Policies (which may or may not cause the vote to be the same as the Key Vote Survey recommendation).

Administration of Policies. Chartwell has established a Proxy Voting Committee to oversee and administer the voting of proxies on behalf of clients, comprised of approximately four representatives of the firm’s compliance, client services and operations departments. The Committee’s responsibilities include reviewing and updating these Policies as may be appropriate from time to time; identifying and resolving any material conflicts of interest on the part of Chartwell or its personnel that may affect particular proxy votes; evaluating and monitoring, on an ongoing basis, the analyses, recommendations and other services provided by ISS or another third party retained to assist Chartwell in carrying out its proxy voting responsibilities; when deemed appropriate by the Committee, consulting with Chartwell portfolio managers and investment professionals on particular proposals or categories of proposals presented for vote; and determining when and how client proxies should be voted other than in accordance with the general rules and criteria set forth in Chartwell’s Proxy Voting Guidelines or with the recommendations of ISS or another independent proxy voting service retained by Chartwell.

Conflicts of Interest. It is Chartwell’s policy not to exercise its authority to decide how to vote a proxy if there is a material conflict of interest between Chartwell’s interests and the interests of the client that owns the shares to be voted that could affect the vote on that matter. To seek to identify any such material conflicts, a representative of the Proxy Voting Committee screens all proxies and presents any potential conflicts identified to the Committee for determination of whether the conflict exists and if so, whether it is material.

Conflicts of interest could result from a variety of circumstances, including, but not limited to, significant personal relationships between executive officers of an issuer and Chartwell personnel, a current or prospective investment adviser-client relationship between an issuer or a pension plan sponsored by an issuer and Chartwell, a significant ownership interest by Chartwell or its personnel in the issuer and various other business, personal or investment relationships. Generally, a current or prospective adviser-client relationship will not be considered material for these purposes if the net advisory revenues to Chartwell have not in the most recent fiscal year and are not expected in the current fiscal year to exceed ½ of 1 percent of Chartwell’s annual advisory revenue.

Currently, the Proxy Voting Committee has determined that voting in accordance with AFL-CIO Key Votes Survey recommendations is not a material conflict of interest. In reaching this decision, the Committee recognized that Chartwell has many union clients and many clients that are not union-oriented. By voting all impacted securities positions in accordance with AFL-CIO recommendations, it could be said that Chartwell is attempting to retain or attract existing and prospective union clients. However, the overall number of proxy issues in the AFL-CIO Key Votes Survey on which Chartwell has historically voted is approximately 14 – 30 out of a total of approximately 500 company meetings and thousands of proxy votes cast by Chartwell each year. Chartwell does not use its AFL-CIO Key Votes Survey rankings for marketing purposes, so to the extent any client or prospect becomes aware of how Chartwell votes in the Surveys, it does so on its own. In addition, Union Clients have the ability to instruct Chartwell to vote their proxies entirely in accordance with the Taft-Hartley policy. Recognizing that deciding this is not a material conflict of interest is fundamentally subjective, Chartwell nonetheless discloses its practices to clients and invites clients to instruct Chartwell not to change any vote in these Policies to be consistent with an AFL-CIO Key Votes Survey recommendation (even though voting consistently with these Policies may result in voting the same way).

In the event the Committee determines that there is a material conflict of interest that may affect a particular proxy vote, Chartwell will not make the decision how to vote the proxy in accordance with these Policies unless the Policies specify how votes shall be cast on that particular type of matter, i.e., “for” or “against” the proposal. Where the Policies provide that the voting decision will be made on a “case-by-case” basis, Chartwell will either request the client to make the voting decision, or the vote will be cast in accordance with the recommendations of ISS or another independent proxy voting service retained by Chartwell for that purpose. Chartwell also will not provide advice to clients on proxy votes without first disclosing any material conflicts to the client requesting such advice.

When Chartwell Does Not Vote Proxies. Chartwell may not vote proxies respecting client securities in certain circumstances, including, but not limited to, situations where (a) the securities are no longer held in a client’s account; (b) the proxy and other relevant materials are not received in sufficient time to allow analysis or an informed vote by the voting deadline; (c) Chartwell concludes that the cost of voting the proxy will exceed the expected potential benefit to the client; or (d) the securities have been loaned out pursuant to a client’s securities lending program and are unavailable to vote.

Proxy Voting Guidelines

Generally, Chartwell votes all proxies in accordance with the following guidelines provided by Institutional Shareholder Services’ (ISS) Sustainability Proxy Voting Policy. These guidelines may be changed or supplemented from time to time. Votes on matters not covered by these guidelines will be determined in accordance with the principles set forth above. Client guidelines may be inconsistent with these guidelines and may cause Chartwell to vote differently for different clients on the same matter.

UNITED STATES
Concise Proxy Voting Guidelines

Benchmark Policy Recommendations
Effective for Meetings on or after February 1, 2020
Published December 11, 2019
ISSGOVERNANCE.COM
© 2019 | Institutional Shareholder Services and/or its affiliates
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U.S. Concise Proxy Voting Guidelines
The policies contained herein are a sampling only of selected key ISS U.S. proxy voting guidelines, and are not intended to be exhaustive. The complete guidelines can be found at:
https://www.issgovernance.com/policy-gateway/voting-policies/
BOARD OF DIRECTORS
Voting on Director Nominees in Uncontested Elections
➤
General Recommendation: Generally vote for director nominees, except under the following circumstances (with new nominees1 considered on case-by-case basis):
Independence
Vote against2 or withhold from non-independent directors (Executive Directors and Non-Independent Non-Executive Directors per ISS’ Classification of Directors) when:
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Independent directors comprise 50 percent or less of the board;
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The non-independent director serves on the audit, compensation, or nominating committee;
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The company lacks an audit, compensation, or nominating committee so that the full board functions as that committee; or
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The company lacks a formal nominating committee, even if the board attests that the independent directors fulfill the functions of such a committee.
Composition
Attendance at Board and Committee Meetings: Generally vote against or withhold from directors (except nominees who served only part of the fiscal year3) who attend less than 75 percent of the aggregate of their board and committee meetings for the period for which they served, unless an acceptable reason for absences is disclosed in the proxy or another SEC filing. Acceptable reasons for director absences are generally limited to the following:
➤
Medical issues/illness;
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Family emergencies; and
➤
Missing only one meeting (when the total of all meetings is three or fewer).
In cases of chronic poor attendance without reasonable justification, in addition to voting against the director(s) with poor attendance, generally vote against or withhold from appropriate members of the nominating/governance committees or the full board.
If the proxy disclosure is unclear and insufficient to determine whether a director attended at least 75 percent of the aggregate of his/her board and committee meetings during his/her period of service, vote against or withhold from the director(s) in question.

1A "new nominee" is a director who is being presented for election by shareholders for the first time. Recommendations on new nominees who have served for less than one year are made on a case-by-case basis depending on the timing of their appointment and the problematic governance issue in question.2In general, companies with a plurality vote standard use “Withhold” as the contrary vote option in director elections; companies with a majority vote standard use “Against”. However, it will vary by company and the proxy must be checked to determine the valid contrary vote option for the particular company.3Nominees who served for only part of the fiscal year are generally exempted from the attendance policy.
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Overboarded Directors: Generally vote against or withhold from individual directors who:
➤
Sit on more than five public company boards; or
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Are CEOs of public companies who sit on the boards of more than two public companies besides their own— withhold only at their outside boards4.
Diversity: For companies in the Russell 3000 or S&P 1500 indices, generally vote against or withhold from the chair of the nominating committee (or other directors on a case-by-case basis) at companies when there are no women on the company's board. Mitigating factors include:
➤
Until Feb. 1, 2021, a firm commitment, as stated in the proxy statement, to appoint at least one woman to the board within a year;
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The presence of a woman on the board at the preceding annual meeting and a firm commitment to appoint at least one woman to the board within a year; or
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Other relevant factors as applicable.
Responsiveness
Vote case-by-case on individual directors, committee members, or the entire board of directors as appropriate if:
➤
The board failed to act on a shareholder proposal that received the support of a majority of the shares cast in the previous year or failed to act on a management proposal seeking to ratify an existing charter/bylaw provision that received opposition of a majority of the shares cast in the previous year. Factors that will be considered are:
➤
Disclosed outreach efforts by the board to shareholders in the wake of the vote;
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Rationale provided in the proxy statement for the level of implementation;
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The subject matter of the proposal;
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The level of support for and opposition to the resolution in past meetings;
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Actions taken by the board in response to the majority vote and its engagement with shareholders;
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The continuation of the underlying issue as a voting item on the ballot (as either shareholder or management proposals); and
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Other factors as appropriate.
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The board failed to act on takeover offers where the majority of shares are tendered;
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At the previous board election, any director received more than 50 percent withhold/against votes of the shares cast and the company has failed to address the issue(s) that caused the high withhold/against vote.
Vote case-by-case on Compensation Committee members (or, in exceptional cases, the full board) and the Say on Pay proposal if:
➤
The company’s previous say-on-pay received the support of less than 70 percent of votes cast. Factors that will be considered are:
➤
The company's response, including:
➤
Disclosure of engagement efforts with major institutional investors, including the frequency and timing of engagements and the company participants (including whether independent directors participated);
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Disclosure of the specific concerns voiced by dissenting shareholders that led to the say-on-pay opposition;
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Disclosure of specific and meaningful actions taken to address shareholders' concerns;
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Other recent compensation actions taken by the company;
➤
Whether the issues raised are recurring or isolated;

Although all of a CEO’s subsidiary boards with publicly-traded common stock will be counted as separate boards, ISS will not recommend a withhold vote for the CEO of a parent company board or any of the controlled (>50 percent ownership) subsidiaries of that parent but may do so at subsidiaries that are less than 50 percent controlled and boards outside the parent/subsidiary relationships.
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The company's ownership structure; and
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Whether the support level was less than 50 percent, which would warrant the highest degree of responsiveness.
➤
The board implements an advisory vote on executive compensation on a less frequent basis than the frequency that received the plurality of votes cast.
Accountability
Problematic Takeover Defenses/Governance Structure
Poison Pills: Vote against or withhold from all nominees (except new nominees1, who should be considered case-by-case) if:
➤
The company has a poison pill that was not approved by shareholders5. However, vote case-by-case on nominees if the board adopts an initial pill with a term of one year or less, depending on the disclosed rationale for the adoption, and other factors as relevant (such as a commitment to put any renewal to a shareholder vote).
➤
The board makes a material adverse modification to an existing pill, including, but not limited to, extension, renewal, or lowering the trigger, without shareholder approval.
Classified Board Structure: The board is classified, and a continuing director responsible for a problematic governance issue at the board/committee level that would warrant a withhold/against vote recommendation is not up for election. All appropriate nominees (except new) may be held accountable.
Removal of Shareholder Discretion on Classified Boards: The company has opted into, or failed to opt out of, state laws requiring a classified board structure.
Director Performance Evaluation: The board lacks mechanisms to promote accountability and oversight, coupled with sustained poor performance relative to peers. Sustained poor performance is measured by one-, three-, and five-year total shareholder returns in the bottom half of a company’s four-digit GICS industry group (Russell 3000 companies only). Take into consideration the company’s operational metrics and other factors as warranted. Problematic provisions include but are not limited to:
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A classified board structure;
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A supermajority vote requirement;
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Either a plurality vote standard in uncontested director elections, or a majority vote standard in contested elections;
➤
The inability of shareholders to call special meetings;
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The inability of shareholders to act by written consent;
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A multi-class capital structure; and/or
➤
A non-shareholder-approved poison pill.
Unilateral Bylaw/Charter Amendments and Problematic Capital Structures: Generally vote against or withhold from directors individually, committee members, or the entire board (except new nominees, who should be considered case-by-case) if the board amends the company's bylaws or charter without shareholder approval1 in a manner that materially diminishes shareholders' rights or that could adversely impact shareholders, considering the following factors:
➤
The board's rationale for adopting the bylaw/charter amendment without shareholder ratification;
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Disclosure by the company of any significant engagement with shareholders regarding the amendment;
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The level of impairment of shareholders' rights caused by the board's unilateral amendment to the bylaws/charter;
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The board's track record with regard to unilateral board action on bylaw/charter amendments or other entrenchment provisions;
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The company's ownership structure;

Public shareholders only, approval prior to a company’s becoming public is insufficient.
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The company's existing governance provisions;
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The timing of the board's amendment to the bylaws/charter in connection with a significant business development; and,
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Other factors, as deemed appropriate, that may be relevant to determine the impact of the amendment on shareholders.
Unless the adverse amendment is reversed or submitted to a binding shareholder vote, in subsequent years vote case-by-case on director nominees. Generally vote against (except new nominees1, who should be considered case-by-case) if the directors:
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Classified the board;
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Adopted supermajority vote requirements to amend the bylaws or charter; or
➤
Eliminated shareholders' ability to amend bylaws.
Problematic Capital Structure – Newly Public Companies: For newly public companies6 , generally vote against or withhold from the entire board (except new nominees1, who should be considered case-by-case) if, prior to or in connection with the company's public offering, the company or its board implemented a multi-class capital structure in which the classes have unequal voting rights without subjecting the multi-class capital structure to a reasonable time-based sunset. In assessing the reasonableness of a time-based sunset provision, consideration will be given to the company’s lifespan, its post-IPO ownership structure and the board’s disclosed rationale for the sunset period selected. No sunset period of more than seven years from the date of the IPO will be considered to be reasonable.
Continue to vote against or withhold from incumbent directors in subsequent years, unless the problematic capital structure is reversed or removed.
Problematic Governance Structure – Newly Public Companies: For newly public companies6, generally vote against or withhold from directors individually, committee members, or the entire board (except new nominees1, who should be considered case-by-case) if, prior to or in connection with the company's public offering, the company or its board adopted the following bylaw or charter provisions that are considered to be materially adverse to shareholder rights:
➤
Supermajority vote requirements to amend the bylaws or charter;
➤
A classified board structure; or
➤
Other egregious provisions.
A reasonable sunset provision will be considered a mitigating factor.
Unless the adverse provision is reversed or removed, vote case-by-case on director nominees in subsequent years.
Management Proposals to Ratify Existing Charter or Bylaw Provisions: Vote against/withhold from individual directors, members of the governance committee, or the full board, where boards ask shareholders to ratify existing charter or bylaw provisions considering the following factors:
➤
The presence of a shareholder proposal addressing the same issue on the same ballot;
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The board's rationale for seeking ratification;
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Disclosure of actions to be taken by the board should the ratification proposal fail;
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Disclosure of shareholder engagement regarding the board’s ratification request;
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The level of impairment to shareholders' rights caused by the existing provision;
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The history of management and shareholder proposals on the provision at the company’s past meetings;
➤
Whether the current provision was adopted in response to the shareholder proposal;
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The company's ownership structure; and
➤
Previous use of ratification proposals to exclude shareholder proposals.
6 Newly-public companies generally include companies that emerge from bankruptcy, spin-offs, direct listings, and those who complete a traditional initial public offering.
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Restrictions on Shareholders’ Rights
Restricting Binding Shareholder Proposals: Generally vote against or withhold from the members of the governance committee if:
➤
The company’s governing documents impose undue restrictions on shareholders’ ability to amend the bylaws. Such restrictions include but are not limited to: outright prohibition on the submission of binding shareholder proposals or share ownership requirements, subject matter restrictions, or time holding requirements in excess of SEC Rule 14a-8. Vote against or withhold on an ongoing basis.
Submission of management proposals to approve or ratify requirements in excess of SEC Rule 14a-8 for the submission of binding bylaw amendments will generally be viewed as an insufficient restoration of shareholders' rights. Generally continue to vote against or withhold on an ongoing basis until shareholders are provided with an unfettered ability to amend the bylaws or a proposal providing for such unfettered right is submitted for shareholder approval.
Problematic Audit-Related Practices
Generally vote against or withhold from the members of the Audit Committee if:
➤
The non-audit fees paid to the auditor are excessive;
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The company receives an adverse opinion on the company’s financial statements from its auditor; or
➤
There is persuasive evidence that the Audit Committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm.
Vote case-by-case on members of the Audit Committee and potentially the full board if:
➤
Poor accounting practices are identified that rise to a level of serious concern, such as: fraud; misapplication of GAAP; and material weaknesses identified in Section 404 disclosures. Examine the severity, breadth, chronological sequence, and duration, as well as the company’s efforts at remediation or corrective actions, in determining whether withhold/against votes are warranted.
Problematic Compensation Practices
In the absence of an Advisory Vote on Executive Compensation (Say on Pay) ballot item or in egregious situations, vote against or withhold from the members of the Compensation Committee and potentially the full board if:
➤
There is an unmitigated misalignment between CEO pay and company performance (pay for performance);
➤
The company maintains significant problematic pay practices; or
➤
The board exhibits a significant level of poor communication and responsiveness to shareholders.
Generally vote against or withhold from the Compensation Committee chair, other committee members, or potentially the full board if:
➤
The company fails to include a Say on Pay ballot item when required under SEC provisions, or under the company’s declared frequency of say on pay; or
➤
The company fails to include a Frequency of Say on Pay ballot item when required under SEC provisions.
Generally vote against members of the board committee responsible for approving/setting non-employee director compensation if there is a pattern (i.e. two or more years) of awarding excessive non-employee director compensation without disclosing a compelling rationale or other mitigating factors.
Problematic Pledging of Company Stock:
Vote against the members of the committee that oversees risks related to pledging, or the full board, where a significant level of pledged company stock by executives or directors raises concerns. The following factors will be considered:
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The presence of an anti-pledging policy, disclosed in the proxy statement, that prohibits future pledging activity;
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The magnitude of aggregate pledged shares in terms of total common shares outstanding, market value, and trading volume;
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Disclosure of progress or lack thereof in reducing the magnitude of aggregate pledged shares over time;
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Disclosure in the proxy statement that shares subject to stock ownership and holding requirements do not include pledged company stock; and
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Any other relevant factors.
Governance Failures
Under extraordinary circumstances, vote against or withhold from directors individually, committee members, or the entire board, due to:
➤
Material failures of governance, stewardship, risk oversight7, or fiduciary responsibilities at the company;
➤
Failure to replace management as appropriate; or
➤
Egregious actions related to a director’s service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company.
Voting on Director Nominees in Contested Elections
Vote-No Campaigns
➤
General Recommendation: In cases where companies are targeted in connection with public “vote-no” campaigns, evaluate director nominees under the existing governance policies for voting on director nominees in uncontested elections. Take into consideration the arguments submitted by shareholders and other publicly available information.
Proxy Contests/Proxy Access — Voting for Director Nominees in Contested Elections
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General Recommendation: Vote case-by-case on the election of directors in contested elections, considering the following factors:
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Long-term financial performance of the company relative to its industry;
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Management’s track record;
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Background to the contested election;
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Nominee qualifications and any compensatory arrangements;
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Strategic plan of dissident slate and quality of the critique against management;
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Likelihood that the proposed goals and objectives can be achieved (both slates); and
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Stock ownership positions.
In the case of candidates nominated pursuant to proxy access, vote case-by-case considering any applicable factors listed above or additional factors which may be relevant, including those that are specific to the company, to the nominee(s) and/or to the nature of the election (such as whether there are more candidates than board seats).

Examples of failure of risk oversight include but are not limited to: bribery; large or serial fines or sanctions from regulatory bodies; significant adverse legal judgments or settlement; or hedging of company stock.
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Independent Board Chair
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General Recommendation: Generally vote for shareholder proposals requiring that the chair position be filled by an independent director, taking into consideration the following:
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The scope and rationale of the proposal;
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The company's current board leadership structure;
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The company's governance structure and practices;
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Company performance; and
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Any other relevant factors that may be applicable.
The following factors will increase the likelihood of a “for” recommendation:
➤
A majority non-independent board and/or the presence of non-independent directors on key board committees;
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A weak or poorly-defined lead independent director role that fails to serve as an appropriate counterbalance to a combined CEO/chair role;
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The presence of an executive or non-independent chair in addition to the CEO, a recent recombination of the role of CEO and chair, and/or departure from a structure with an independent chair;
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Evidence that the board has failed to oversee and address material risks facing the company;
➤
A material governance failure, particularly if the board has failed to adequately respond to shareholder concerns or if the board has materially diminished shareholder rights; or
➤
Evidence that the board has failed to intervene when management’s interests are contrary to shareholders' interests.
Proxy Access
➤
General Recommendation: Generally vote for management and shareholder proposals for proxy access with the following provisions:
➤
Ownership threshold: maximum requirement not more than three percent (3%) of the voting power;
➤
Ownership duration: maximum requirement not longer than three (3) years of continuous ownership for each member of the nominating group;
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Aggregation: minimal or no limits on the number of shareholders permitted to form a nominating group;
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Cap: cap on nominees of generally twenty-five percent (25%) of the board.
Review for reasonableness any other restrictions on the right of proxy access.
Generally vote against proposals that are more restrictive than these guidelines.
Shareholder Rights & Defenses
Ratification Proposals: Management Proposals to Ratify Existing Charter or Bylaw Provisions
➤
General Recommendation: Generally vote against management proposals to ratify provisions of the company’s existing charter or bylaws, unless these governance provisions align with best practice.
In addition, voting against/withhold from individual directors, members of the governance committee, or the full board may be warranted, considering:
➤
The presence of a shareholder proposal addressing the same issue on the same ballot;
➤
The board's rationale for seeking ratification;
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Disclosure of actions to be taken by the board should the ratification proposal fail;
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Disclosure of shareholder engagement regarding the board’s ratification request;
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The level of impairment to shareholders' rights caused by the existing provision;
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The history of management and shareholder proposals on the provision at the company’s past meetings;
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Whether the current provision was adopted in response to the shareholder proposal;
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The company's ownership structure; and
➤
Previous use of ratification proposals to exclude shareholder proposals.
CAPITAL/RESTRUCTURING
Common Stock Authorization
➤
General Recommendation: Vote for proposals to increase the number of authorized common shares where the primary purpose of the increase is to issue shares in connection with a transaction on the same ballot that warrants support.
Vote against proposals at companies with more than one class of common stock to increase the number of authorized shares of the class of common stock that has superior voting rights.
Vote against proposals to increase the number of authorized common shares if a vote for a reverse stock split on the same ballot is warranted despite the fact that the authorized shares would not be reduced proportionally.
Vote case-by-case on all other proposals to increase the number of shares of common stock authorized for issuance. Take into account company-specific factors that include, at a minimum, the following:
➤
Past Board Performance:
➤
The company's use of authorized shares during the last three years
➤
The Current Request:
➤
Disclosure in the proxy statement of the specific purposes of the proposed increase;
➤
Disclosure in the proxy statement of specific and severe risks to shareholders of not approving the request; and
➤
The dilutive impact of the request as determined relative to an allowable increase calculated by ISS (typically 100 percent of existing authorized shares) that reflects the company's need for shares and total shareholder returns.
ISS will apply the relevant allowable increase below to requests to increase common stock that are for general corporate purposes (or to the general corporate purposes portion of a request that also includes a specific need):
A.
Most companies: 100 percent of existing authorized shares.
B.
Companies with less than 50 percent of existing authorized shares either outstanding or reserved for issuance: 50 percent of existing authorized shares.
C.
Companies with one- and three-year total shareholder returns (TSRs) in the bottom 10 percent of the U.S. market as of the end of the calendar quarter that is closest to their most recent fiscal year end: 50 percent of existing authorized shares.
D.
Companies at which both conditions (B and C) above are both present: 25 percent of existing authorized shares.
If there is an acquisition, private placement, or similar transaction on the ballot (not including equity incentive plans) that ISS is recommending FOR, the allowable increase will be the greater of (i) twice the amount needed to support the transactions on the ballot, and (ii) the allowable increase as calculated above.
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Share Repurchase Programs
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General Recommendation: For U.S.-incorporated companies, and foreign-incorporated U.S. Domestic Issuers that are traded solely on U.S. exchanges, vote for management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms, or to grant the board authority to conduct open-market repurchases, in the absence of company-specific concerns regarding:
➤
Greenmail,
➤
The use of buybacks to inappropriately manipulate incentive compensation metrics,
➤
Threats to the company's long-term viability, or
➤
Other company-specific factors as warranted.
Vote case-by-case on proposals to repurchase shares directly from specified shareholders, balancing the stated rationale against the possibility for the repurchase authority to be misused, such as to repurchase shares from insiders at a premium to market price.
Share Repurchase Programs Shareholder Proposals
➤
General Recommendation: Generally vote against shareholder proposals prohibiting executives from selling shares of company stock during periods in which the company has announced that it may or will be repurchasing shares of its stock. Vote for the proposal when there is a pattern of abuse by executives exercising options or selling shares during periods of share buybacks.
➤
Financial issues – company’s financial situation; degree of need of capital; use of proceeds; effect of the financing on the company’s cost of capital;
➤
Management efforts to pursue other alternatives;
➤
Control issues – change in management; change in control, guaranteed board and committee seats; standstill provisions; voting agreements; veto power over certain corporate actions; and
➤
Conflict of interest – arm’s length transaction, managerial incentives.
Vote for the debt restructuring if it is expected that the company will file for bankruptcy if the transaction is not approved.
Mergers and Acquisitions
➤
General Recommendation: Vote case-by-case on mergers and acquisitions. Review and evaluate the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors including:
➤
Valuation - Is the value to be received by the target shareholders (or paid by the acquirer) reasonable? While the fairness opinion may provide an initial starting point for assessing valuation reasonableness, emphasis is placed on the offer premium, market reaction, and strategic rationale.
➤
Market reaction - How has the market responded to the proposed deal? A negative market reaction should cause closer scrutiny of a deal.
➤
Strategic rationale - Does the deal make sense strategically? From where is the value derived? Cost and revenue synergies should not be overly aggressive or optimistic, but reasonably achievable. Management should also have a favorable track record of successful integration of historical acquisitions.
➤
Negotiations and process - Were the terms of the transaction negotiated at arm's-length? Was the process fair and equitable? A fair process helps to ensure the best price for shareholders. Significant negotiation "wins" can also signify the deal makers' competency. The comprehensiveness of the sales process (e.g., full auction, partial auction, no auction) can also affect shareholder value.
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Conflicts of interest - Are insiders benefiting from the transaction disproportionately and inappropriately as compared to non-insider shareholders? As the result of potential conflicts, the directors and officers of the company may be more likely to vote to approve a merger than if they did not hold these interests. Consider whether these interests may have influenced these directors and officers to support or recommend the merger. The CIC figure presented in the "ISS Transaction Summary" section of this report is an aggregate figure that can in certain cases be a misleading indicator of the true value transfer from shareholders to insiders. Where such figure appears to be excessive, analyze the underlying assumptions to determine whether a potential conflict exists.
➤
Governance - Will the combined company have a better or worse governance profile than the current governance profiles of the respective parties to the transaction? If the governance profile is to change for the worse, the burden is on the company to prove that other issues (such as valuation) outweigh any deterioration in governance.
COMPENSATION
Executive Pay Evaluation
Underlying all evaluations are five global principles that most investors expect corporations to adhere to in designing and administering executive and director compensation programs:
1.
Maintain appropriate pay-for-performance alignment, with emphasis on long-term shareholder value: This principle encompasses overall executive pay practices, which must be designed to attract, retain, and appropriately motivate the key employees who drive shareholder value creation over the long term. It will take into consideration, among other factors, the link between pay and performance; the mix between fixed and variable pay; performance goals; and equity-based plan costs;
2.
Avoid arrangements that risk “pay for failure”: This principle addresses the appropriateness of long or indefinite contracts, excessive severance packages, and guaranteed compensation;
3.
Maintain an independent and effective compensation committee: This principle promotes oversight of executive pay programs by directors with appropriate skills, knowledge, experience, and a sound process for compensation decision-making (e.g., including access to independent expertise and advice when needed);
4.
Provide shareholders with clear, comprehensive compensation disclosures: This principle underscores the importance of informative and timely disclosures that enable shareholders to evaluate executive pay practices fully and fairly;
5.
Avoid inappropriate pay to non-executive directors: This principle recognizes the interests of shareholders in ensuring that compensation to outside directors is reasonable and does not compromise their independence and ability to make appropriate judgments in overseeing managers’ pay and performance. At the market level, it may incorporate a variety of generally accepted best practices.
Advisory Votes on Executive Compensation—Management Proposals (Say-on-Pay)
➤
General Recommendation: Vote case-by-case on ballot items related to executive pay and practices, as well as certain aspects of outside director compensation.
Vote against Advisory Votes on Executive Compensation (Say-on-Pay or “SOP”) if:
➤
There is an unmitigated misalignment between CEO pay and company performance (pay for performance);
➤
The company maintains significant problematic pay practices;
➤
The board exhibits a significant level of poor communication and responsiveness to shareholders.
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Vote against or withhold from the members of the Compensation Committee and potentially the full board if:
➤
There is no SOP on the ballot, and an against vote on an SOP would otherwise be warranted due to pay-for-performance misalignment, problematic pay practices, or the lack of adequate responsiveness on compensation issues raised previously, or a combination thereof;
➤
The board fails to respond adequately to a previous SOP proposal that received less than 70 percent support of votes cast;
➤
The company has recently practiced or approved problematic pay practices, such as option repricing or option backdating; or
➤
The situation is egregious.
Primary Evaluation Factors for Executive Pay
Pay-for-Performance Evaluation
ISS annually conducts a pay-for-performance analysis to identify strong or satisfactory alignment between pay and performance over a sustained period. With respect to companies in the S&P1500, Russell 3000, or Russell 3000E Indices8, this analysis considers the following:
1.
Peer Group9 Alignment:
➤
The degree of alignment between the company's annualized TSR rank and the CEO's annualized total pay rank within a peer group, each measured over a three-year period.
➤
The rankings of CEO total pay and company financial performance within a peer group, each measured over a three-year period.
➤
The multiple of the CEO's total pay relative to the peer group median in the most recent fiscal year.
2.
Absolute Alignment10– the absolute alignment between the trend in CEO pay and company TSR over the prior five fiscal years – i.e., the difference between the trend in annual pay changes and the trend in annualized TSR during the period.
If the above analysis demonstrates significant unsatisfactory long-term pay-for-performance alignment or, in the case of companies outside the Russell indices, a misalignment between pay and performance is otherwise suggested, our analysis may include any of the following qualitative factors, as relevant to an evaluation of how various pay elements may work to encourage or to undermine long-term value creation and alignment with shareholder interests:
➤
The ratio of performance- to time-based incentive awards;
➤
The overall ratio of performance-based compensation to fixed or discretionary pay;
➤
The rigor of performance goals;
➤
The complexity and risks around pay program design;
➤
The transparency and clarity of disclosure;
➤
The company's peer group benchmarking practices;
➤
Financial/operational results, both absolute and relative to peers;
➤
Special circumstances related to, for example, a new CEO in the prior FY or anomalous equity grant practices (e.g., bi-annual awards);
8The Russell 3000E Index includes approximately 4,000 of the largest U.S. equity securities.9The revised peer group is generally comprised of 14-24 companies that are selected using market cap, revenue (or assets for certain financial firms), GICS industry group, and company's selected peers' GICS industry group, with size constraints, via a process designed to select peers that are comparable to the subject company in terms of revenue/assets and industry, and also within a market-cap bucket that is reflective of the company's. For Oil, Gas & Consumable Fuels companies, market cap is the only size determinant.10Only Russell 3000 Index companies are subject to the Absolute Alignment analysis.
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Realizable pay11 compared to grant pay; and
➤
Any other factors deemed relevant.
➤
Any other factors deemed relevant.
Problematic Pay Practices
The focus is on executive compensation practices that contravene the global pay principles, including:
➤
Problematic practices related to non-performance-based compensation elements;
➤
Incentives that may motivate excessive risk-taking or present a windfall risk; and
➤
Pay decisions that circumvent pay-for-performance, such as options backdating or waiving performance requirements.
Problematic Pay Practices related to Non-Performance-Based Compensation Elements
Pay elements that are not directly based on performance are generally evaluated case-by-case considering the context of a company's overall pay program and demonstrated pay-for-performance philosophy. Please refer to ISS' U.S. Compensation Policies FAQ document for detail on specific pay practices that have been identified as potentially problematic and may lead to negative recommendations if they are deemed to be inappropriate or unjustified relative to executive pay best practices. The list below highlights the problematic practices that carry significant weight in this overall consideration and may result in adverse vote recommendations:
➤
Repricing or replacing of underwater stock options/SARS without prior shareholder approval (including cash buyouts and voluntary surrender of underwater options);
➤
Extraordinary perquisites or tax gross-ups;
➤
New or materially amended agreements that provide for:
➤
Excessive termination or CIC severance payments (generally exceeding 3 times base salary and average/target/most recent bonus);
➤
CIC severance payments without involuntary job loss or substantial diminution of duties ("single" or "modified single" triggers) or in connection with a problematic Good Reason definition;
➤
CIC excise tax gross-up entitlements (including "modified" gross-ups);
➤
Multi-year guaranteed awards that are not at risk due to rigorous performance conditions;
➤
Liberal CIC definition combined with any single-trigger CIC benefits;
➤
Insufficient executive compensation disclosure by externally-managed issuers (EMIs) such that a reasonable assessment of pay programs and practices applicable to the EMI's executives is not possible;
➤
Any other provision or practice deemed to be egregious and present a significant risk to investors.
Compensation Committee Communications and Responsiveness
Consider the following factors case-by-case when evaluating ballot items related to executive pay on the board’s responsiveness to investor input and engagement on compensation issues:
➤
Failure to respond to majority-supported shareholder proposals on executive pay topics; or
➤
Failure to adequately respond to the company's previous say-on-pay proposal that received the support of less than 70 percent of votes cast, taking into account:
➤
Disclosure of engagement efforts with major institutional investors, including the frequency and timing of engagements and the company participants (including whether independent directors participated);
➤
Disclosure of the specific concerns voiced by dissenting shareholders that led to the say-on-pay opposition;
➤
Disclosure of specific and meaningful actions taken to address shareholders’ concerns;
➤
Other recent compensation actions taken by the company;

ISS research reports include realizable pay for S&P1500 companies.
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Whether the issues raised are recurring or isolated;
➤
The company's ownership structure; and
➤
Whether the support level was less than 50 percent, which would warrant the highest degree of responsiveness.
Equity-Based and Other Incentive Plans
Please refer to ISS' U.S. Equity Compensation Plans FAQ document for additional details on the Equity Plan Scorecard policy.
➤
General Recommendation: Vote case-by-case on certain equity-based compensation plans12 depending on a combination of certain plan features and equity grant practices, where positive factors may counterbalance negative factors, and vice versa, as evaluated using an "Equity Plan Scorecard" (EPSC) approach with three pillars:
➤
Plan Cost: The total estimated cost of the company’s equity plans relative to industry/market cap peers, measured by the company's estimated Shareholder Value Transfer (SVT) in relation to peers and considering both:
➤
SVT based on new shares requested plus shares remaining for future grants, plus outstanding unvested/unexercised grants; and
➤
SVT based only on new shares requested plus shares remaining for future grants.
➤
Plan Features:
➤
Quality of disclosure around vesting upon a change in control (CIC);
➤
Discretionary vesting authority;
➤
Liberal share recycling on various award types;
➤
Lack of minimum vesting period for grants made under the plan;
➤
Dividends payable prior to award vesting.
➤
Grant Practices:
➤
The company’s three-year burn rate relative to its industry/market cap peers;
➤
Vesting requirements in CEO's recent equity grants (3-year look-back);
➤
The estimated duration of the plan (based on the sum of shares remaining available and the new shares requested, divided by the average annual shares granted in the prior three years);
➤
The proportion of the CEO's most recent equity grants/awards subject to performance conditions;
➤
Whether the company maintains a sufficient claw-back policy;
➤
Whether the company maintains sufficient post-exercise/vesting share-holding requirements.
Generally vote against the plan proposal if the combination of above factors indicates that the plan is not, overall, in shareholders' interests, or if any of the following egregious factors ("overriding factors") apply:
➤
Awards may vest in connection with a liberal change-of-control definition;
➤
The plan would permit repricing or cash buyout of underwater options without shareholder approval (either by expressly permitting it—for NYSE and Nasdaq listed companies—or by not prohibiting it when the company has a history of repricing—for non-listed companies);
➤
The plan is a vehicle for problematic pay practices or a significant pay-for-performance disconnect under certain circumstances;
➤
The plan is excessively dilutive to shareholders' holdings;
➤
The plan contains an evergreen (automatic share replenishment) feature; or
➤
Any other plan features are determined to have a significant negative impact on shareholder interests.

Proposals evaluated under the EPSC policy generally include those to approve or amend (1) stock option plans for employees and/or employees and directors, (2) restricted stock plans for employees and/or employees and directors, and (3) omnibus stock incentive plans for employees and/or employees and directors; amended plans will be further evaluated case-by-case.
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SOCIAL AND ENVIRONMENTAL ISSUES
Global Approach
Issues covered under the policy include a wide range of topics, including consumer and product safety, environment and energy, labor standards and human rights, workplace and board diversity, and corporate political issues. While a variety of factors goes into each analysis, the overall principle guiding all vote recommendations focuses on how the proposal may enhance or protect shareholder value in either the short or long term.
➤
General Recommendation: Generally vote case-by-case, examining primarily whether implementation of the proposal is likely to enhance or protect shareholder value. The following factors will be considered:
➤
If the issues presented in the proposal are more appropriately or effectively dealt with through legislation or government regulation;
➤
If the company has already responded in an appropriate and sufficient manner to the issue(s) raised in the proposal;
➤
Whether the proposal's request is unduly burdensome (scope or timeframe) or overly prescriptive;
➤
The company's approach compared with any industry standard practices for addressing the issue(s) raised by the proposal;
➤
Whether there are significant controversies, fines, penalties, or litigation associated with the company's environmental or social practices;
➤
If the proposal requests increased disclosure or greater transparency, whether reasonable and sufficient information is currently available to shareholders from the company or from other publicly available sources; and
➤
If the proposal requests increased disclosure or greater transparency, whether implementation would reveal proprietary or confidential information that could place the company at a competitive disadvantage.
Climate Change/Greenhouse Gas (GHG) Emissions
➤
General Recommendation: Generally vote for resolutions requesting that a company disclose information on the financial, physical, or regulatory risks it faces related to climate change on its operations and investments or on how the company identifies, measures, and manages such risks, considering:
➤
Whether the company already provides current, publicly-available information on the impact that climate change may have on the company as well as associated company policies and procedures to address related risks and/or opportunities;
➤
The company’s level of disclosure compared to industry peers; and
➤
Whether there are significant controversies, fines, penalties, or litigation associated with the company’s climate change-related performance.
Generally vote for proposals requesting a report on greenhouse gas (GHG) emissions from company operations and/or products and operations, unless:
➤
The company already discloses current, publicly-available information on the impacts that GHG emissions may have on the company as well as associated company policies and procedures to address related risks and/or opportunities;
➤
The company's level of disclosure is comparable to that of industry peers; and
➤
There are no significant, controversies, fines, penalties, or litigation associated with the company's GHG emissions.
Vote case-by-case on proposals that call for the adoption of GHG reduction goals from products and operations, taking into account:
➤
Whether the company provides disclosure of year-over-year GHG emissions performance data;
➤
Whether company disclosure lags behind industry peers;
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➤
The company's actual GHG emissions performance;
➤
The company's current GHG emission policies, oversight mechanisms, and related initiatives; and
➤
Whether the company has been the subject of recent, significant violations, fines, litigation, or controversy related to GHG emissions.
Board Diversity
➤
General Recommendation: Generally vote for requests for reports on a company's efforts to diversify the board, unless:
➤
The gender and racial minority representation of the company’s board is reasonably inclusive in relation to companies of similar size and business; and
➤
The board already reports on its nominating procedures and gender and racial minority initiatives on the board and within the company.
Vote case-by-case on proposals asking a company to increase the gender and racial minority representation on its board, taking into account:
➤
The degree of existing gender and racial minority diversity on the company’s board and among its executive officers;
➤
The level of gender and racial minority representation that exists at the company’s industry peers;
➤
The company’s established process for addressing gender and racial minority board representation;
➤
Whether the proposal includes an overly prescriptive request to amend nominating committee charter language;
➤
The independence of the company’s nominating committee;
➤
Whether the company uses an outside search firm to identify potential director nominees; and
➤
Whether the company has had recent controversies, fines, or litigation regarding equal employment practices.
Gender, Race, or Ethnicity Pay Gap
➤
General Recommendation: Generally vote case-by-case on requests for reports on a company's pay data by gender, race, or ethnicity, or a report on a company’s policies and goals to reduce any gender, race, or ethnicity pay gap, taking into account:
➤
The company's current policies and disclosure related to both its diversity and inclusion policies and practices and its compensation philosophy and fair and equitable compensation practices;
➤
Whether the company has been the subject of recent controversy, litigation, or regulatory actions related to gender, race, or ethnicity pay gap issues; and
➤
Whether the company's reporting regarding gender, race, or ethnicity pay gap policies or initiatives is lagging its peers.
Sustainability Reporting
➤
General Recommendation: Generally vote for proposals requesting that a company report on its policies, initiatives, and oversight mechanisms related to social, economic, and environmental sustainability, unless:
➤
The company already discloses similar information through existing reports or policies such as an environment, health, and safety (EHS) report; a comprehensive code of corporate conduct; and/or a diversity report; or
➤
The company has formally committed to the implementation of a reporting program based on Global Reporting Initiative (GRI) guidelines or a similar standard within a specified time frame.
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Lobbying
➤
General Recommendation: Vote case-by-case on proposals requesting information on a company’s lobbying (including direct, indirect, and grassroots lobbying) activities, policies, or procedures, considering:
➤
The company’s current disclosure of relevant lobbying policies, and management and board oversight;
➤
The company’s disclosure regarding trade associations or other groups that it supports, or is a member of, that engage in lobbying activities; and
➤
Recent significant controversies, fines, or litigation regarding the company’s lobbying-related activities.
Political Contributions
➤
General Recommendation: Generally vote for proposals requesting greater disclosure of a company's political contributions and trade association spending policies and activities, considering:
➤
The company's policies, and management and board oversight related to its direct political contributions and payments to trade associations or other groups that may be used for political purposes;
➤
The company's disclosure regarding its support of, and participation in, trade associations or other groups that may make political contributions; and
➤
Recent significant controversies, fines, or litigation related to the company's political contributions or political activities.
Vote against proposals barring a company from making political contributions. Businesses are affected by legislation at the federal, state, and local level; barring political contributions can put the company at a competitive disadvantage.
Vote against proposals to publish in newspapers and other media a company's political contributions. Such publications could present significant cost to the company without providing commensurate value to shareholders.
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